Filed Pursuant to Rule 424(b)(7)
Registration No. 333-224337

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated June 26, 2018)

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

Primary Offering of

8,480,000 Shares of Common Stock Upon Exercise of Warrants

Secondary Offering of

15,418,626 Shares of Common Stock
3,273,803 Warrants to Purchase One-Half of One Share of Common Stock

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The following information amends and supplements information contained in the prospectus, dated June 26, 2018, as amended by Prospectus Supplement No. 1, dated March 26, 2019 and Prospectus Supplement No. 2 dated June 28, 2019 (collectively, the “Prospectus”). This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that the information that is presented herein supersedes the information contained in the Prospectus. This Prospectus Supplement No. 3 is not complete without, and may only be delivered or utilized in connection with, the Prospectus, including any amendments or supplements thereto.

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Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 8 of the Prospectus and any risk factors included in any prospectus supplement and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement No. 3 September 11, 2020.

SELLING SECURITYHOLDERS

The following information, presented as of September 8, 2020, is being provided to update the selling securityholder table in the Prospectus to reflect a donation by Terence R. Montgomery of 21,500 shares of Common Stock to Fidelity Charitable Gift Fund on September 8, 2020. Where the name of a selling securityholder identified in the tables below also appears in the tables in the Prospectus, the information set forth in the tables below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the Prospectus. The percentages in the following table are based on 22,947,871 shares of our Common Stock outstanding as of August 10, 2020.

Common Stock

	Shares Beneficially Owned Prior to the Offering		Shared Offered Hereby		Shares Beneficially Owned After the Offering
Selling Securityholder	Number	Percentage (*)	Number		Number
Fidelity Charitable Gift Fund (1)	21,500	*	21,500	0	0
Terence R. Montgomery	24,736	*	0		24,736

(*)         Represents less than 1%.

(1)         Fidelity Charitable Gift Fund’s Board of Trustees has full authority to manage the affairs and investments of Fidelity Charitable Gift Fund. Excludes 93,500 shares of Common Stock originally included in the prospectus dated June 26, 2018, which were subsequently sold by Fidelity Charitable Gift Fund.